Exhibit 99.1

Safeguard Scientifics Announces Second Quarter 2012 Financial Results

  Partner Companies Continue to Build Momentum; 2012 Revenue Guidance Increased
  Live Conference Call and Webcast Today at 9:00am EDT ― www.safeguard.com/results

WAYNE, Pa.--(BUSINESS WIRE)--July 26, 2012--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that its consolidated net loss for the three months ended June 30, 2012 was $10.1 million, or $0.48 per share, compared with net income of $121.8 million, or $5.87 per share, for the same period in 2011. For the six months ended June 30, 2012, the consolidated net loss was $19.8 million, or $0.95 per share, versus net income of $112.8 million, or $5.45 per share, for the same period in 2011. As a result of continued momentum at Safeguard’s partner companies, Safeguard increased 2012 aggregate partner company revenue guidance to a range of $170 million to $175 million, up from a range of $160 million to $165 million. Results for Safeguard partner companies are reported on a one-quarter lag basis.

“Safeguard and our partner companies continue to show increased traction, as evidenced by the significant number of positive developments that were announced during the second quarter,” said Peter J. Boni, President and CEO of Safeguard. “A combination of customer wins, strategic partnerships, additions in senior management and regulatory advancements embody some of the major milestones achieved during the quarter. At mid-year, Safeguard’s deal pipeline remains full of exciting capital deployment and growth opportunities in both the life sciences and technology sectors. We remain encouraged by our value-creation prospects despite the unprecedented economic volatility and political uncertainty.”

“At June 30, 2012, Safeguard’s 16 partner companies represent an aggregate of $176.7 million in capital deployed,” said Stephen T. Zarrilli, Senior Vice President and Chief Financial Officer. “In addition, our cash, cash equivalents and marketable securities totaled $241.4 million. Net cash, cash equivalents and marketable securities equaled $195.3 million, after subtracting the total carrying value of debt outstanding of $46.0 million. Cash operating expenses for the three months ended June 30, 2012 were $2.9 million, or $0.14 per share. Year-to-date capital deployed through June 30, 2012 totaled $21.2 million. Based upon capital deployed year-to-date and our expected pace of deployment during the second half of 2012, we believe our projected uses of cash will be near the lower end of our $100 million to $150 million projected range.”

LIFE SCIENCES PARTNER COMPANIES HIGHLIGHTS

Alverix, Inc. (San Jose, CA – Initial Revenue Stage) produces novel, handheld and pocket-sized medical diagnostic instruments that enable central laboratory-quality results to be achieved in physician offices, laboratory outreach locations, retail clinics and homes where immediate access to test results is critical to improving patient outcomes. In addition, Alverix’s point-of-care connectivity platforms provide for timely delivery of content rich diagnostic information that facilitates more efficient and effective healthcare decision making. Alverix and Becton, Dickinson (BD) have co-developed and BD is commercializing a proprietary point-of-care system that improves near patient infectious-disease diagnoses. After 510(k) clearance and Clinical Laboratory Improvement Amendments (CLIA) waiver, the BD Veritor™ System was launched in the U.S. market in December 2011 with a test for influenza. Approval in Japan was received in January 2012 for influenza and strep A, and sales commenced in March 2012. BD anticipates launching further tests on the BD Veritor platform over the next several years. Alverix remains focused on growing its point-of-care platform business through co-development of near patient test systems with select partners and through development of its own systems. Safeguard has deployed $8.4 million of capital in Alverix since October 2007 and has a 50% primary ownership position.

Good Start Genetics, Inc. (Cambridge, MA – Initial Revenue Stage) is an innovative molecular diagnostic company that has developed more accurate and comprehensive pre-pregnancy genetic tests. These tests, based on proprietary gene-sequencing technology, are designed to replace single-disorder-only tests currently on the market. The company’s CLIA-approved service was launched in early 2012 and allows improved identification of carriers of heritable genetic disorders, enabling physicians to help prospective parents make more knowledgeable medical decisions before conception. Operating in a fast-growing $4.7 billion segment of the U.S. clinical laboratory testing market, Good Start Genetics’ platform may also be a valuable tool in oncology, cardiovascular and/or adult genetic disorder applications. Safeguard has deployed $10.5 million of capital in Good Start Genetics since September 2010 and has a 29% primary ownership position.

Medivo, Inc. (New York, NY – Initial Revenue Stage) is a health monitoring company dedicated to helping save and improve lives through faster and easier access to quality healthcare. The Medivo platform collects clinical data from labs, and symptom data from apps and devices to help physicians provide better care and help their patients more effectively monitor their health. Medivo enables patients to better manage their health and have more meaningful interactions with their doctors through access to testing and mobile symptom monitoring tools, easy-to-understand explanations of lab results, and relevant education information. Nearly 1.4 million tests were ordered through Medivo in 2011. During the second quarter, Medivo expanded its lab coverage in the New York metro area through a partnership with Sunrise Medical Laboratories, which is one of the largest regional lab networks in the Northeast. Medivo’s goal is to connect with every major lab in the U.S. Safeguard deployed approximately $6.3 million in Medivo in November 2011 and has a 30% primary ownership position.

NovaSom, Inc. (Baltimore, MD – Expansion Stage) provides diagnostic devices and services for home testing and evaluation of sleep-disordered breathing, including obstructive sleep apnea (OSA). NovaSom’s Home Sleep Test has Medicare approval and U.S. Food and Drug Administration (FDA) clearance for diagnosis of OSA in adults, a fast-growing $4 billion domestic market. The company has integrated the system into a cloud-based, collaborative patient-management platform for physicians and payers. NovaSom’s home test uses the Verizon Wireless network to collect and transfer data from the patient’s home to the proprietary platform for physician interpretation and diagnosis. During the second quarter, NovaSom launched AccuSom Deliver, a turnkey solution for sleep centers offering Out of Center Sleep Testing (OCST), enabling efficient management of uncomplicated adult OSA diagnosis. Safeguard deployed $20.0 million in NovaSom in June 2011 and has a 30% primary ownership position.

NuPathe Inc. (NASDAQ:PATH) (Conshohocken, PA – Development Stage) is a biopharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system, including neurological and psychiatric disorders. On July 25, 2012, NuPathe announced the appointment of Armando Anido as chief executive officer of the company. Mr. Anido has more than 30 years of executive, operational and commercial leadership experience in the biopharmaceutical industry. He is the former president and CEO of Auxilium Pharmaceuticals (NASDAQ:AUXL), where under his leadership, sales grew from $42 million in 2005 to more than $260 million in 2011 and market capitalization increased from $200 million to more than $900 million. Mr. Anido also held executive and senior sales and marketing positions at MedImmune, GlaxoWellcome and Lederle Laboratories. Under his leadership, GlaxoWellcome’s U.S. migraine business grew to just under $1 billion in revenue spearheaded by the rapid growth of Imitrex (sumatriptan). Mr. Anido will also serve on NuPathe’s board of directors.

NuPathe’s lead product candidate, NP101, is an active, single-use transdermal sumatriptan patch being developed for the treatment of migraine, and is the first-ever submission to the FDA of a transdermal patch for migraine treatment. The patch is designed to provide migraine patients fast onset and sustained relief of debilitating migraine symptoms including headache pain and migraine-related nausea (MRN). NuPathe resubmitted its New Drug Application (NDA) in July 2012. In the meantime, preparation continues for the commercial launch of the migraine patch.

NuPathe will require additional capital to fund its operations and capital requirements during the third quarter of 2012. To meet its capital needs, NuPathe is considering multiple alternatives, including, but not limited to, additional equity financings, debt financings, corporate collaboration and licensing agreements and other funding transactions. Until such time as NuPathe is able to secure the necessary funding, it plans to continue conserving its capital resources, predominantly by focusing on activities related to NP101. NuPathe’s initial public offering of common stock in August 2010 raised $50 million in gross proceeds. Safeguard has deployed $18.3 million of capital in NuPathe since September 2006 and owns 18% of its outstanding common shares.

PixelOptics, Inc. (Roanoke, VA – Initial Revenue Stage) is a medical technology company that developed and has begun to commercialize emPower!, the world’s first and only electronically focusing prescription eyewear. emPower! uses dynamic technology to change focus automatically and silently without moving parts, reducing or eliminating perceived distortion and other limitations associated with multifocal lenses. As a result, PixelOptics received R&D Magazine’s “R&D 100 Award” for being one of the top 100 technology products for 2012. During the second quarter, Safeguard recognized an impairment charge of $3.7 million related to its interests in PixelOptics. The impairment taken was based upon launch delays and related supply chain issues that the company is addressing, as well as the pricing of a transaction between other institutional shareholders in PixelOptics. Safeguard deployed an additional $2.1 million in PixelOptics during the second quarter and $2.0 million in July. Safeguard has deployed $29.1 million in PixelOptics since April 2011 and has a 25% primary ownership position.

Putney, Inc. (Portland, ME – Expansion Stage) is a rapidly growing specialty pharmaceutical company developing high-quality, cost-effective generic medicines for pets. Putney’s mission is to partner with veterinary practices to provide high quality medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. While Americans fill 78% of their own prescriptions with generics, only 6% of the drugs approved by the FDA for dogs and cats have a generic equivalent, according to Putney’s analysis of FDA Center for Veterinary Medicine approvals. The total global market for companion animal pharmaceuticals is estimated to be $5.7 billion. During the second quarter, Putney continued to expand its team in sales and marketing, finance, operations, quality control and veterinary support. Safeguard deployed $10.0 million of capital in Putney in September 2011 and has a 28% primary ownership position.

TECHNOLOGY PARTNER COMPANIES HIGHLIGHTS

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ – High Traction Stage) is one of the nation’s top 10 providers of revenue cycle management services, informatics and expertise, enabling healthcare providers to maximize financial performance and eliminate compliance risks. AHS has more than 500 employees in eight operating centers and collects nearly $1 billion for its physician clients using its own proven technology. Clients include hospital-based physicians, hospitals, ambulatory surgery centers and large office-based groups. AHS continues to gain meaningful scale through organic growth and strategic acquisitions. In an industry with more than 1,000 competitors, AHS is recognized as one of the top 10 medical billing, coding, and practice-management companies in the nation. With its second quarter acquisition of COMPUDATA, a medical-billing firm focused on Ohio and Pennsylvania anesthesia practices, AHS has completed five acquisitions since mid-2009. The U.S. market opportunity exceeds $4 billion annually with fewer than 20% of physician practices outsourcing billing and practice management. Safeguard has deployed $15.3 million of capital in AHS since November 2006 and has a 40% primary ownership position.

Beyond.com, Inc. (King of Prussia, PA – High Traction Stage) is the premier Career Network focused on helping people grow and succeed professionally. A major player in a $12 billion online job recruitment market, Beyond.com represents the largest network of niche career communities, helping employers and job seekers to pinpoint the most relevant opportunities based on location, industry and expertise. During the second quarter, Beyond.com launched a series of tools for professionals to better manage their careers. As the traditional job search model continues to evolve and incorporate online job postings, email marketing, social media and mobile components, Beyond.com offers a suite of resources to help professionals better market themselves and connect with optimal career information and opportunities. Safeguard has deployed $13.5 million of capital in Beyond.com since March 2007 and has a 38% primary ownership position.

Bridgevine, Inc. (Vero Beach, FL – High Traction Stage) is a leading advertising technology company that aids marquee brands with new customer acquisition and up-sell/cross-sell optimization. The first solution is focused on digital customer acquisition through a closed-loop platform that optimizes search engine optimization, search engine marketing, mobile, social, and display marketing. The second solution enables brands to better monetize their customers through its up-sell and cross-sell web services solution. Through these solutions, Bridgevine has delivered more than $2.5 billion in revenue to enterprise customers such as Comcast, AT&T, Time Warner Cable, CenturyLink, Constellation Energy, and DIRECTV. The company is quickly expanding its solution offering and customer base and has been a member of the Inc. 500/5000 for the past five consecutive years. During the second quarter, J. Patrick Bewley joined Bridgevine as CEO, signaling the company’s next phase of expansion. Bewley came from Acxiom, a $1.13 billion-a-year marketing technology and services company. Safeguard has deployed $10.0 million of capital in Bridgevine since August 2007 and has a 23% primary ownership position.

DriveFactor, Inc. (Richmond, VA – Initial Revenue Stage) combines mobility technology and high-powered data and analytics software into a single, revolutionary offering in the usage-based auto insurance (UBI) market. UBI analyzes data on driver behavior, and enables underwriters to base insurance coverage on more detailed information. DriveFactor's offering helps drivers improve their driving and benefit from personalized rates and safe-driver discounts. According to ABI Research, 60% of new cars shipped globally will feature connected car solutions by 2017, with numbers in the U.S. and Europe expected to exceed 80%. During the second quarter, Joseph R. Herbert joined DriveFactor as Chief Financial Officer, bringing more than 25 years of financial management experience to the Company. Previously, Herbert was Managing Director and CFO at Greenwich Associates. Safeguard deployed $1.7 million in December 2011 and has a 24% primary ownership position.

Hoopla Software, Inc. (West Chester, PA – Initial Revenue Stage) has developed a complete performance optimization system designed to steer the actions and behaviors of employees. Hoopla’s platform leverages enterprise data, advanced game mechanics and sophisticated communication tools to cultivate a high performance culture and drive results. According to Gartner Research, more than 50% of organizations that manage innovative, incentive-based processes will “gamify” those processes by 2015. During the second quarter, Hoopla announced that it added more than 25 new customers to its platform, including Box, Marketo and Zillow. Hoopla continues to build upon this positive momentum, targeting a wide variety of industries such as technology, manufacturing, and financial services. In recognition of “combining infrastructure and software innovations to create an interconnected, global technology community,” Hoopla was named to the 2012 AlwaysOn Ones to Watch list. In December 2011, Safeguard deployed $1.3 million in Hoopla as part of a $2.8 million Series A financing, with participation from Illuminate Ventures and salesforce.com. Safeguard has a 25% primary ownership position in Hoopla.

Lumesis, Inc. (Stamford, CT – Initial Revenue Stage) is a software-as-a-service (SaaS), cloud-based financial technology company dedicated to delivering easy-to-use, powerful technology for the fixed income municipal marketplace. Through its platform, Lumesis brings together over 130 data-sets from more than 30 distinct sources, delivers this trusted data to its users in a timely manner along with robust analytical tools, and permits users to import portfolio positions. This unique combination of data and analytical tools allows Lumesis’ users to perform value-added, insightful credit analysis of their holdings and individual positions. Safeguard deployed $2.2 million in February 2012 and has a 32% primary ownership position.

MediaMath, Inc. (New York, NY – High Traction Stage) provides enterprise-class technology and services to advertisers and their agencies to make more efficient, effective and profitable marketing decisions. MediaMath brings together all digital media and data across billions of daily impressions, providing a powerful and flexible platform that simplifies planning, execution, optimization and analytics. The company was first to market with its technology in 2007 and continues to build on its advantage. During the second quarter, MediaMath partnered with the Direct Marketing Association (DMA) and launched the “New Marketing Institute” to educate, engage and empower the next generation of online advertising professionals, while simultaneously creating a community for all things new in the digital space. Safeguard has deployed $16.9 million of capital in MediaMath since July 2009 and has a 22% primary ownership position.

Spongecell, Inc. (New York, NY – Expansion Stage) is a digital advertising technology company that enhances standard online ads by adding rich interactive features including video, social media, interactive maps, carousels, downloadable/SMS coupons, and more. Spongecell allows companies to collect data and analytics that provide a detailed portrait of audiences and consumer engagement that cannot be produced in other advertising platforms. In recognition of its “vital, forward-thinking software” and “innovation, market potential, commercialization, stakeholder value and media buzz,” Spongecell was named to the 2012 AlwaysOn Global 250 Top Private Companies list in the “Digital Media” category. This list represents the best emerging innovators and disruptors from all technology sectors. Spongecell competes in the display advertising market, which is expected to grow to $27.6 billion in 2016, a compound annual growth rate of 20% from 2011. Safeguard deployed $10.0 million in Spongecell in January 2012 and has a 23% primary ownership position.

ThingWorx, Inc. (Exton, PA – Initial Revenue Stage) is a software platform designed to accelerate development of applications connecting people, systems and devices, amplifying productivity through collective intelligence and user-driven information. The platform’s ability to link people and systems with the physical world unlocks value in manufacturing, utilities and energy, as well as in smart homes, cities, agriculture, transportation, infrastructure, and medical devices. During the second quarter, ThingWorx launched version 3.0 of its platform, which added two significant capabilities—SQUEAL™, its search-based intelligence and analytics tool, and AlwaysOn, its patented communication infrastructure for the connected world. These two new capabilities enhance an organization’s ability to deliver real-time data capture, search, and analysis capabilities to the world of connected machines. In addition, ThingWorx announced a strategic partnership with Smart Structures, a global leader in wireless solutions for smart infrastructure monitoring. The partnership will deliver solutions to improve the quality of bridge pilings, foundations, and other concrete structures, while reducing construction costs and improving safety. Lastly, ThingWorx received the Gold Value Chain Award, in partnership with Sysmex, a global leader in the design and development of medical diagnostic instrumentation and clinical information systems. The award, sponsored by Connected World Magazine, recognizes successful adopters of Machine-to-Machine (M2M) technology and connected devices, as determined by a panel of industry experts and analysts. Safeguard deployed $5.0 million in ThingWorx in February 2011 and has a 30% primary ownership position.

PLATFORM EXPANSION

Safeguard’s partnership with Penn Mezzanine augments our capabilities as a growth capital provider and generates opportunities to manage external sources of capital. This initiative is expected to produce current interest income, as well as future management fee income and profit participation. Led by a team of experienced mezzanine lenders, this platform enables Safeguard to provide flexible financing strategies to current and prospective partner companies, as well as other potential borrowers.

In August 2011, Penn Mezzanine closed its first fund, having raised more than $64 million, in the aggregate, including Safeguard’s $30 million. As of June 30, 2012, Penn Mezzanine had outstanding an aggregate of $20.9 million in seven companies yielding 14.3%, including cash and PIK interest. Safeguard deployed $3.9 million in Penn Mezzanine in August 2011 and has a 36% ownership position. In addition, as of June 30, 2012, Safeguard had outstanding an aggregate of $9.8 million in connection with Penn Mezzanine’s lending activities. Interest income for the three months ended June 30, 2012 related to Penn Mezzanine activities was $0.3 million. Safeguard recognized an impairment charge of $0.7 million related to its Penn Mezzanine participation activities in the three months ended June 30, 2012.

SAFEGUARD SCIENTIFICS SECOND QUARTER 2012 CONFERENCE CALL
Please call at least 15 minutes prior to the call to register.

Date: Thursday, July 26, 2012

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Conference ID#: 10016198

Call-in Number: 877-317-6789
(International) +412-317-6789

Replay Number: 877-344-7529
(International) +412-317-0088
Replay available through August 27, 2012 at 9:00am EDT

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of second quarter 2012 financial results followed by Q&A.

For more information please contact IR@safeguard.com.

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About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine, Specialty Pharmaceuticals and selected healthcare services, and technology companies in Internet / New Media, Financial Services IT, Healthcare IT and selected business services with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com or our blog (blog.safeguard.com).

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2012	2011

Assets
Cash, cash equivalents and marketable securities	$202,210	$241,285
Restricted cash equivalents and cash held in escrow	11,665	11,570
Other current assets	1,418	1,081
Total current assets	215,293	253,936
Ownership interests in and advances to partner companies and funds	113,411	114,169
Loan participations receivable	7,400	7,587
Available-for-sale securities	11,027	5,184
Long-term marketable securities	39,146	16,287
Long-term restricted cash equivalents	4,752	7,128
Other assets	1,857	2,345
Total Assets	$392,886	$406,636

Liabilities and Equity
Total current liabilities	$6,627	$8,516
Other long-term liabilities	4,012	4,146
Convertible senior debentures - non-current	46,036	45,694
Total equity	336,211	348,280
Total Liabilities and Equity	$392,886	$406,636

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating expenses	$5,148	$5,570	$9,891	$10,454
Operating loss	(5,148)	(5,570)	(9,891)	(10,454)
Other income (loss), net interest and equity income (loss)	(4,989)	127,385	(9,906)	123,259

Net income (loss) before income taxes	(10,137)	121,815	(19,797)	112,805
Income tax benefit (expense)	-	-	-	-
Net income (loss)	$(10,137)	$121,815	$(19,797)	$112,805

Net income (loss) per share:
Basic	$(0.48)	$5.87	$(0.95)	$5.45
Diluted	$(0.48)	$5.05	$(0.95)	$4.69

Average shares used in computing income (loss) per share:
Basic	20,927	20,741	20,903	20,709
Diluted	20,927	24,374	20,903	24,660

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating Loss
Life Sciences	$-	$-	$-	$-
Technology	-	-	-	-
Penn Mezzanine	(2)	-	(4)	-
Total segment results	(2)	-	(4)	-
Other items (a)	(5,146)	(5,570)	(9,887)	(10,454)
	$(5,148)	$(5,570)	$(9,891)	$(10,454)

Net Income (Loss)
Life Sciences	$(3,840)	$129,691	$(6,452)	$130,426
Technology	514	(1,179)	(773)	(4,747)
Penn Mezzanine	(533)	-	(83)	-
Total segment results	(3,859)	128,512	(7,308)	125,679
Other items (a)	(6,278)	(6,697)	(12,489)	(12,874)
Net Income (Loss)	$(10,137)	$121,815	$(19,797)	$112,805

(a) Other items includes corporate expenses and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 16 partner companies as of June 30, 2012, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.
	June 30,
	2012

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method partner companies	$105,212	$158,341
Other holdings	8,199	37,890
	$113,411	$196,231

Available-for-sale securities	$11,027	$27,349

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave III
Vice President, Business Development and Corporate Communications
610-975-4952